EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-84055) pertaining to the Paychex, Inc. 401(k) Incentive Retirement Plan,

(2)	Registration Statement (Form S-8 No. 333-129571) pertaining to the Paychex, Inc. Non-Qualified Stock Option Agreement, and

(3)	Registration Statement (Form S-8 No. 333-170871) pertaining to the Paychex, Inc. 2002 Stock Incentive Plan, as amended and restated effective October 13, 2010;

of our reports dated July 22, 2013, with respect to the consolidated financial statements and schedule of Paychex, Inc. and the effectiveness of internal control over financial reporting of Paychex, Inc., included in this Annual Report (Form 10-K) of Paychex Inc. for the year ended May 31, 2013.

/s/ Ernst & Young LLP

Rochester, New York
July 22, 2013